Exhibit 99.1
NewsRelease

TC PipeLines, LP Announces 2018 First Quarter Financial Results and Cash Distributions

HOUSTON, Texas – May 2, 2018 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported first quarter 2018 net income to controlling interests of $96 million and distributable cash flow of $112 million.  Additionally, in light of the March 15, 2018 actions by the Federal Energy Regulatory Commission (FERC) and their potential adverse impact on our Partnership's cash flow, the board of directors of TC PipeLines GP, Inc., the Partnership's general partner, declared the Partnership's first quarter 2018 cash distribution of $0.65 per common unit payable on May 15, 2018 to unitholders of record as of the close of business on May 9, 2018. This represents a 35 percent reduction from the distribution declared for the previous quarter. The reduced distribution level allows the Partnership to retain a portion of the operating cash generated by its pipeline systems, to repay a portion of our debt to maintain prudent financial metrics and to fund near-term capital requirements in lieu of additional equity issuances.

"This has been a quarter of significant changes for the Partnership.  Our assets performed very well during the period, generating increased earnings and cash flow compared to the same quarter a year ago," said Nathan Brown, president of TC PipeLines GP, Inc.  "The recent winter period was long and cold and our pipelines served their markets with natural gas to heat homes and provide power, a testament to our focus on safe and reliable operations."

"However, the recent actions by FERC in mid-March, with respect to the revised policy that would allow for no recovery of an income tax allowance in the cost-of-service rates of our pipelines with related follow-on impacts, have had a profound impact on us and many in our industry," added Brown.  "The ultimate result is not precisely known but, if implemented as expected, will result in a material decrease in cash flows from our pipelines.  In view of this potential outlook, we believe it prudent to proactively manage our financial position and leverage metrics.  We continue to evaluate our strategic alternatives including possible reorganizations but have determined that a reduction in our distribution at this time is in the best interest of both the Partnership and our unitholders.  This will allow us to fund our near-term capex and reduce our leverage to levels consistent with the anticipated reduced level of cash flow."

"Further to our outlook, our parent company, TransCanada Corporation, noted that they do not view the Partnership as a viable financing alternative at this time.  Growth from dropdowns is therefore not anticipated to materialize unless circumstances change," continued Brown.  "Notwithstanding all of this uncertainty, we believe our high-quality assets continue to be critical in their markets and as always we will focus on the safety and reliability of our pipeline operations and take prudent action to keep this infrastructure serving our North American stakeholders."

First Quarter Highlights (All financial figures are unaudited)
o	Generated net income attributable to controlling interests of $96 million
o	Paid cash distributions of $91 million including $15 million paid to Class B units
o	Declared cash distributions of $0.65 per common unit, down from our fourth quarter 2017 distribution of $1.00 per common unit
o	Generated EBITDA of $150 million and distributable cash flow of $112 million
o	Raised net proceeds of approximately $40 million (prior to March 15, 2018) through the Partnership's At-the-Market (ATM) equity issuance program and through General Partner contributions
o	Received FERC approval for Great Lakes and Northern Border rate settlements
o	FERC proposed changes related to a number of income tax matters with respect to pipeline ratemaking

The Partnership's financial highlights for the first quarter of 2018 compared to the same period of 2017 were:
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2018	2017
Net income	102	83 (a)
Net income attributable to controlling interests	96	77 (a)
Net income per common unit – basic and diluted (b)	$1.32	$1.05 (e)

Cash distributions paid	(76)	(68)
Class B distribution paid	(15)	(22)
Cash distribution declared per common unit	$0.65	$0.94

Earnings before interest, taxes, depreciation and amortization (EBITDA) (c)	150	125(a)
Distributable cash flow (c)	112	92(a)

Weighted average common units outstanding – basic and diluted (millions)(d)	71.2	68.3

Common units outstanding, end of period (millions) (d)	71.3	68.6
(a)
Recast information to consolidate PNGTS, as a result of the additional 11.81 percent interest in PNGTS that was acquired from TransCanada Corporation (TransCanada) on June 1, 2017, increasing the Partnership's ownership in PNGTS to 61.71 percent. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016. For more information, refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2018, as filed with the Securities Exchange Commission (SEC).

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS' former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(c)
EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

(d)	Under the ATM program, the Partnership issued 732,973 units during the period ended March 31, 2018.
(e)	Net income per common unit prior to recast.

Recent FERC Actions
On March 15, 2018, FERC issued (1) a Revised Policy Statement reversing its long-standing policy of allowing MLPs to include an income-tax allowance in their cost-of-service rates, (2) a Notice of Proposed Rulemaking (NOPR) proposing rules for implementation of the Revised Policy Statement and the reduced corporate income tax rate established in the 2017 Tax Cuts and Jobs Act with respect to natural gas pipeline rates and (3) an NOI seeking comment on how FERC should address changes related to accumulated deferred income taxes and bonus depreciation (collectively, the 2018 FERC Actions).The Revised Policy Statement concluded that allowing MLPs an income-tax allowance in their cost-of-service rates resulted in an impermissible "double recovery" of costs by both including an income-tax allowance in its cost-of-service and earning a return on equity calculated using the discounted cash flow methodology.  TransCanada, the ultimate parent company of the General Partner, and other parties have filed requests for rehearing or clarification of the Revised Policy Statement, addressing, among other concerns, a lack of clarity around entities with ownership shared between an MLP and a corporation, reversal of legal precedent, failure to consider the effects of the Revised Policy Statement on industry and failure to exhibit reasoned decision making or to support its decision with substantial evidence on the record.

The NOPR proposes a new rule that will, if it becomes final, require all natural gas pipelines to make a one-time Form No. 501-G filing providing certain financial information to allow FERC to determine whether pipelines are over-recovering for taxes in light of the reduction in the maximum corporate income tax rate and the Revised Policy Statement.  Certain requirements within the NOPR may accelerate the timeframe for previously anticipated rate proceedings on several of our pipeline systems. The result of this process could be a reset of certain pipelines' return allowances along with the changes to the allowances for income taxes. Proceedings related to these actions could begin as early as late 2018. This represents a revision of our previous expectations, where existing rate settlements for our systems did not require us to establish new rates earlier than 2022.

TransCanada and other parties have submitted comments on the NOPR.  Following the requisite public comment period, we expect FERC to issue final order(s) on the NOPR in the late summer or early fall of 2018. Comments in response to the NOI are due on or before May 21, 2018.  At this time, we cannot predict the actions FERC will take, if any, in response to requests for rehearing, comments on the NOPR or responses to the NOI. The 2018 FERC Actions, however, will only impact cost-of-service rates on a prospective basis upon completion or settlement of a rate case. We do not expect negotiated or non-recourse rates that are not tied to the cost-of-service rates to be affected by the Revised Policy Statement or any final regulations that may result from the 2018 FERC Actions. Approximately half of the Partnership's share of revenues (including those accounted for in the earnings of our equity investments) are derived from negotiated or non-recourse rate contracts. Accordingly, any reduction to the maximum or recourse rates would not have a proportional reduction on all revenues. With respect to cost-of-service rates, FERC's establishment of a just and reasonable rate is based on many components, and tax-related changes will affect two such components, the allowance for income taxes and the amount for accumulated deferred income taxes, while other pipeline costs will also continue to affect FERC's determination of just and reasonable cost-of-service rates.

While numerous uncertainties exist around the implementation of the 2018 FERC Actions, the net effect of the estimated revenue reductions could have a material negative impact on the earnings, cash flow, and financial position of the Partnership and could diminish our relative ability to attract capital to fund future growth. Absent substantial changes to the currently-proposed 2018 FERC Actions or other mitigating factors, we estimate that cash flows from our pipeline systems and subsidiaries could ultimately be reduced by up to approximately $100 million on an annualized basis. These estimates could change due to numerous assumptions around the resolution of related issues as they are applied across our pipeline systems individually.

Partnership Response and Outlook of Our Business

In anticipation of the possibility of significantly reduced cash flow and the new policies resulting from the 2018 FERC Actions that may make growth by MLP entities more difficult, the Partnership is undertaking a complete review of its strategic options. While revenues from our pipeline systems are not expected to decrease prior to individual rate proceedings, the Partnership is taking proactive measures to manage its leverage metrics and conserve capital for near-term capital requirements given the magnitude and timing of the potential future cash flow decreases.

Accordingly, beginning with our first quarter 2018 distribution, the Partnership reduced its cash distributions to unitholders to $0.65 per quarter representing a 35 percent reduction to our most recent distribution of $1.00 per common unit. Cash retained by the Partnership will be used to fund ongoing capital expenditures and the repayment of debt to levels that prudently manage our financial metrics in anticipation of the reduction of revenues of up to approximately $100 million on an annualized basis should our pipeline systems' rates be reset in response to the 2018 FERC Actions beginning as early as late 2018.

TransCanada has historically viewed us as an element of its capital financing strategy. TransCanada has stated that the Partnership is not seen as a viable funding lever in the absence of changes to the 2018 FERC Actions and as a result, it does not anticipate further asset dropdowns to the Partnership at this time. This traditional source of growth will not be accessible under the current circumstances, and options for further growth are significantly limited. Accordingly, many longer-term implications must be re-evaluated.  Various strategic options are being considered currently, including a reorganization of the Partnership's legal structure to partially mitigate the effects of the 2018 FERC Actions. To respond to new information or changes in strategies in the future, the Partnership may consider further distribution changes either as a standalone action or in combination with reorganization, or other strategies.

Results of Operations
For the three months ended March 31, 2018, we generated net income attributable to controlling interests of $96 million, a $19 million increase compared to the same period in 2017. The increase was the result of higher revenues on Gas Transmission Northwest (GTN) and North Baja Pipeline LLC, and greater equity earnings of $23 million due to the inclusion of Iroquois Gas Transmission System, LP (Iroquois) in our asset portfolio beginning June 1, 2017 and incremental seasonal winter sales on Great Lakes Gas Transmission Limited Partnership (Great Lakes). The favorable change in revenue and equity earnings was partially offset by an increase in financing costs related to the acquisition of an additional 11.81% interest in Portland Natural Gas Transmission System (PNGTS) and 49.34% interest in Iroquois on June 1, 2017 (collectively, the 2017 Acquisition).
Distributable cash flow increased by $20 million in the first quarter of 2018 compared to the same period in 2017 due to the increase in net income as described above, together with a decrease in maintenance capital expenditures on GTN where major compression equipment overhauls in 2017 were not required in 2018.
Cash Flow Analysis
The Partnership's net cash provided by operating activities increased by $10 million for the three months ended March 31, 2018 compared to the same period in 2017 primarily due to the net effect of the addition of distributions from Iroquois in 2018 and higher interest expense attributable to additional borrowings to finance the 2017 Acquisition. Distributions received in the first quarter of 2018 from Great Lakes were also higher due to additional contracted revenue in the fourth quarter of 2017 which resulted in its higher cash flow.
Net cash used in investing activities decreased by $7 million in the three months ended March 31, 2018 compared to the same period in 2017 primarily due to lower capital maintenance expenditures in 2018 in combination with the $2 million unrestricted cash distribution we received from Iroquois representing a return of investment.
The Partnership's net cash used for financing activities decreased by $5 million in the three months ended March 31, 2018 compared to the same period in 2017 due to the net effect of:
•	$35 million net decrease in debt repayments;
•	$31 million decrease in ATM equity issuances in the first quarter of 2018 as compared to the same period in 2017;
•
$8 million increase in distributions paid to our common units including our General Partner's effective two percent share and its related IDRs as a result of a higher number of units outstanding during the first quarter of 2018 compared to the same period in 2017 from ATM unit issuances during 2017 and into 2018;

•	$7 million decrease in distributions paid to Class B units;
•
$1 million decrease in distributions paid to non-controlling interests due to lower declared distributions from PNGTS for the fourth quarters of 2017 and 2016 resulting from lower revenue in the fourth quarter of 2017 compared to the same period in 2016; and

•
$1 million decrease in distributions paid to TransCanada as the former parent of PNGTS due to the Partnership's acquisition of TransCanada's then-remaining 11.81 percent interest in PNGTS effective June 1, 2017.

At March 31, 2018, the Partnership's available borrowing capacity under its $500 million credit facility was $335 million.

Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense,
•	Income taxes,
•	Distributions to non-controlling interests,
•	Distributions to TransCanada as the former parent of PNGTS, and
•	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2018 less $20 million and the Class B Reduction. The Class B Reduction is the percentage by which distributions payable to the common units is reduced for the calendar year (2017 - less $20 million).
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow" included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Wednesday, May 2, 2018 at 10 a.m. (CDT)/11 a.m. eastern time (EDT). Nathan Brown, president of the General Partner effective May 1, will discuss the first quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on May 9, 2018, by calling 800.408.3053, then entering pass code 8674443.

2017 Form 10-K Filed; Availability of Audited Financial Statements
The Partnership filed its Annual Report on Form 10-K for the year ended Dec. 31, 2017 (the "Annual Report") with the U.S. Securities and Exchange Commission on February 26, 2018. The filing may be viewed at the Partnership's website at www.tcpipelineslp.com by selecting the "Financial Reports" link under the "Investor Center" tab. Unitholders may receive a hard copy of the Annual Report, including complete audited financial statements, free of charge upon request by contacting the Partnership toll-free at 877-290-2772 or by email to investor_relations@tcpipelineslp.com.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements".  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, the impact of the 2017 Tax Act and the 2018 FERC Actions on our future operating performance, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2018	2017 (a)

Transmission revenues	115	112
Equity earnings	59	36
Operation and maintenance expenses	(16)	(14)
Property taxes	(7)	(7)
General and administrative	(1)	(2)
Depreciation	(24)	(24)
Financial charges and other	(23)	(17)
Net income before taxes	103	84
Income taxes	(1)	(1)
Net Income	102	83

Net income attributable to non-controlling interests	6	6
Net income attributable to controlling interests	96	77

Net income attributable to controlling interest allocation
Common units	94	72
General Partner	2	3
TransCanada as former parent of PNGTS	-	2
	96	77

Net income per common unit – basic and diluted (b)	$1.32	$1.05

Weighted average common units outstanding – basic and diluted (millions)	71.2	68.3

Common units outstanding, end of period (millions)	71.3	68.6

(a)
Financial information was recast to consolidate PNGTS, with the exception of net income per common unit. For more information, refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2018, as filed with the SEC.  Prior to the recast associated with the 2017 Acquisition, our net income attributable to controlling interests was $75 million for the three months ended March 31, 2017, reflecting our 49.9 percent ownership in PNGTS. After the recast, net income attributable to controlling interests increased to $77 million for the three months ended March 31, 2017, reflecting our 61.7 percent ownership in PNGTS. Net income attributable to PNGTS' former parent of $2 million, reflecting the 11.81 percent interest not then owned by the Partnership for the three months ended March 31, 2017, reconciles the net income as previously reported with that after the recast.

(b)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2018, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million and Class B Reduction (2017 - $20 million).  During the three months ended March 31, 2018 and 2017, no amounts were allocated to the Class B units as the annual threshold had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	March 31, 2018	December 31, 2017

ASSETS
Current Assets
Cash and cash equivalents	68	33
Accounts receivable and other	36	42
Contract assets	7	-
Distribution receivable from affiliate	14	-
Inventories	7	8
Other	11	7
	143	90
Equity investments	1,217	1,213
Plant, property and equipment
(Net of $1,205 accumulated depreciation; 2017 - $1,181)	2,105	2,123
Goodwill	130	130
Other assets	9	3
	3,604	3,559

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	35	31
Accounts payable to affiliates	6	5
Accrued interest	21	12
Distributions payable	2	1
Current portion of long-term debt	45	51
	109	100
Long-term debt	2,332	2,352
Deferred state income taxes	10	10
Other liabilities	29	29
	2,480	2,491
Partners' Equity
Common units	886	824
Class B units	95	110
General partner	22	24
Accumulated other comprehensive loss	12	5
Controlling interests	1,015	963
Non-controlling interest	109	105
	1,124	1,068
	3,604	3,559

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Three months ended
(unaudited)	March 31,
(millions of dollars)	2018	2017 (a)

Cash Generated From Operations
Net income	102	83
Depreciation	24	24
Amortization of debt issue costs reported as interest expense	1	1
Equity earnings from equity investments	(59)	(36)
Distributions received from operating activities of equity investments	43	28
Change in operating working capital	6	7
	117	107
Investing Activities
Investment in Great Lakes	(4)	(4)
Distribution received from Iroquois as return of investment	2	-
Capital expenditures	(2)	(7)
	(4)	(11)
Financing Activities
Distributions paid	(76)	(68)
Distributions paid to Class B units	(15)	(22)
Distributions paid to non-controlling interests	(1)	(2)
Distributions paid to former parent of PNGTS	-	(1)
Common unit issuance, net	40	71
Long-term debt issued, net of discount	75	-
Long-term debt repaid	(101)	(61)
	(78)	(83)
Increase/(decrease) in cash and cash equivalents	35	13
Cash and cash equivalents, beginning of period	33	64
Cash and cash equivalents, end of period	68	77

(a)	Financial information was recast to consolidate PNGTS. For more information, refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2018, as filed with the SEC.

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow
	Three months ended
(unaudited)	March 31,
(millions of dollars)	2018	2017 (a)
Net income	102	83

Add:
Interest expense (b)	23	17
Depreciation and amortization	24	24
Income taxes	1	1

EBITDA	150	125

Add:
Distributions from equity investments (c)
Northern Border	19	20
Great Lakes	26	20
Iroquois (d)	14	-
	59	40
Less:
Equity earnings:
Northern Border	(17)	(19)
Great Lakes	(24)	(17)
Iroquois	(18)	-
	(59)	(36)
Less:
Interest expense (b)	(23)	(17)
Income taxes	(1)	(1)
Distributions to non-controlling interest (e)	(7)	(5)
Distributions allocated to TransCanada as PNGTS' former parent (f)	-	(1)
Maintenance capital expenditures (g)	(6)	(10)
	(37)	(34)

Total Distributable Cash Flow	113	95
General Partner distributions declared (h)	(1)	(3)
Distributions allocable to Class B units (i)	-	-
Distributable Cash Flow	112	92

(a)	Information was recast to consolidate PNGTS.
(b)	Interest expense as presented includes net realized loss related to the interest rate swaps and amortization of realized loss on PNGTS' derivative instruments.
(c)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(d)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee Iroquois during the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million for the three months ended March 31, 2018.

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities' distributable cash not owned by us during the periods presented.
(f)	Distributions to TransCanada as PNGTS' former parent represent TransCanada's respective share of PNGTS' distributable cash not owned by us during the periods presented.
(g)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(h)	Distributions declared to the General Partner for the three months ended March 31, 2018 did not include an incentive distribution (2017 – $2 million).
(i)
During the three months ended March 31, 2018 and 2017, 30 percent of GTN's total eligible distributions was $10 million, therefore, no distributions were allocated to the Class B units as the threshold level had not been exceeded. Currently, we expect the 2018 threshold will be exceeded at the end of the third quarter of 2018.